Exhibit 12.1

Central Pacific Financial Corp. & Subsidiaries
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the Year Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousdands)
Ratio 1 - including deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$(312,780)	$(187,727)	$28,145	$120,492	$108,986
Fixed charges	67,788	102,234	138,420	109,935	66,839
Total	$(244,992)	$(85,493)	$166,565	$230,427	$175,825

Fixed charges:
Interest on deposits	$42,546	$62,305	$93,973	$71,669	$38,386
Interest on other short-term borrowings	548	6,563	1,616	2,197	1,858
Interest on long-term debt	24,621	33,129	42,390	35,666	26,333
Interest on preferred stock dividends	42	-	-	-	-
Portion of rents representative of the interest
factor of rental expense	31	237	441	403	262
Total fixed charges	$67,788	$102,234	$138,420	$109,935	$66,839

Preferred stock dividend requirements	10,983	-	-	-	-

Fixed charges and preferred stock dividends	$78,771	$102,234	$138,420	$109,935	$66,839

Ratio of earnings to fixed charges	NM	NM	1.20	2.10	2.63
Coverage deficiency	$(312,780)	$(187,727)	-	-	-

Ratio of earnings to fixed charges and preferred
stock dividends	NM	NM	1.20	2.10	2.63
Coverage deficiency	$(323,763)	$(187,727)	-	-	-

Ratio 2 - excluding deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$(312,780)	$(187,727)	$28,145	$120,492	$108,986
Fixed charges	25,242	39,929	44,447	38,266	28,453
Total	$(287,538)	$(147,798)	$72,592	$158,758	$137,439

Fixed charges:
Interest on other short-term borrowings	$548	$6,563	$1,616	$2,197	$1,858
Interest on long-term debt	24,621	33,129	42,390	35,666	26,333
Interest on preferred stock dividends	42	-	-	-	-
Portion of rents representative of the interest
factor of rental expense	31	237	441	403	262
Total fixed charges	$25,242	$39,929	$44,447	$38,266	$28,453

Preferred stock dividend requirements	10,983	-	-	-	-

Fixed charges and preferred stock dividends	$36,225	$39,929	$44,447	$38,266	$28,453

Ratio of earnings to fixed charges	NM	NM	1.6	4.1	4.8
Coverage deficiency	$(312,780)	$(187,727)

Ratio of earnings to fixed charges and preferred
stock dividends	NM	NM	1.6	4.1	4.8
Coverage deficiency	$(323,763)	$(187,727)